LETTER AGREEMENT

Amended and Restated Distribution Agreement

July 1, 2021

AMG Distributors, Inc.

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, CT 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Amended and Restated Distribution Agreement between AMG Distributors, Inc. and AMG Funds III, dated as of September 17, 2015, as amended from time to time (the “Distribution Agreement”)

Ladies and Gentlemen:

AMG Funds III (the “Trust”) hereby notifies you that it desires (i) to amend and restate Appendix A to the Distribution Agreement and (ii) to delete Section 16 of the Distribution Agreement. Attached as Exhibit A is an amended and restated Appendix A to the Distribution Agreement.

Please acknowledge your agreement to amend and restate Appendix A to the Distribution Agreement and to delete Section 16 of the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds III

By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Distributors, Inc.

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: July 1, 2021

Exhibit A

AMENDED AND RESTATED APPENDIX A

AMG GW&K ESG Bond Fund

AMG GW&K International Small Cap Fund

AMG GW&K High Income Fund

AMG Veritas Asia Pacific Fund

Date: July 1, 2021